  As filed with the Securities and Exchange Commission on  December 18, 1997
                     Registration Statement  No. 333-34957


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                               AMENDMENT NO. 1
                                      To
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                             --------------------

                            PACIFIC CHEMICAL, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                                    2821                          22-2894444
(State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer
        incorporation)                      Classification Code Number)         Identification Number)


                    Pacific Chemical, Inc.                            J. S. Pan, CFO
                      745 Alexander Road                          Pacific Chemical, Inc.
                 Princeton, New Jersey 08540                    c/o S. L. Chen & Associates
                   Telephone: (609)514-1600                          805 Third Avenue
              (Address, including zip code, and,                 New York, New York 10022
           telephone number  including area code, of                  (212) 832-7000
          registrant's principal executive  offices)       (Name, address, including zip code,
                                                             and telephone number, including
                                                             area code, of agent for service)

                            ----------------------

                                  Copies To:

                            Oscar D. Folger, Esq.
                               521 Fifth Avenue
                           New York, New York 10175
                          Telephone: (212) 697-6464

                          Telecopier: (212) 697-7833

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                            ----------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED DECEMBER 18, 1997


                             --------------------

                                  PROSPECTUS

                            ----------------------

                              PACIFIC CHEMICAL, INC

                       2,325,398 Shares of Common Stock

                            ----------------------


         This Prospectus relates to an aggregate of 2,325,398 shares of Common Stock of Pacific Chemical, Inc. (the "Company"), par value $.001 per share (the "Common Stock"). This Prospectus does not relate to the sale or issuance by the Company of any securities. Any securities will be offered for the respective accounts of the Selling Security Holders, who either currently own Common Stock or who will acquire Common Stock upon exercise of warrants or options which are owned by them. See "Selling Security Holders." The Company will receive the exercise prices payable upon such exercises. However, the Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders. The Company has been advised by the Selling Security Holders that there are no underwriting arrangements with respect to the sale of the Common Stock, that the Common Stock will be sold from time to time in the over-the-counter market at then prevailing prices and in private transactions at negotiated prices, and that usual and customary brokerage fees, if any, will be paid by the Selling Security Holders in connection therewith.


         The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol CPTA. As reported by Nasdaq for December 16, 1997, the closing price for the Company's Common Stock was $9.00.


                            ----------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                            ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ----------------------

--------------------------------------------------------------------------------
                    Price to      Underwriting Discounts     Proceeds to Selling
                   Public (1)        and Commissions         Security Holders(1)
--------------------------------------------------------------------------------
Per Share                                 -0-

--------------------------------------------------------------------------------

(1)       Not determinable at present time.


             The date of this Prospectus is December ____ , 1997.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional
Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the Commission's Web site at http://www.sec.gov.


         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, Pacific Chemical, Inc., c/o S. L. Chen & Associates, 805 Third Avenue, New York, New York 10022.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 THE COMPANY


         Pacific Chemical, Inc. (the "Company") owns 51% of a joint venture in the People's Republic of China ("PRC"), Jinan Dayang Chemical Fibre Corporation (the "Joint Venture"). The Company's principal asset is its 51% interest in the Joint Venture. The other 49% of the Joint Venture is owned by Jinan Chemical Fibre Corporation ("JCF"). The Joint Venture has succeeded to the business of manufacturing and sale of purified terephthalic acid ("PTA") conducted by JCF's No. 1 Plant in Jinan, PRC. The No. 1 Plant is principally engaged in the manufacture of PTA for further processing by other production units of JCF into polyester chip, film, staple and filament. The Company's interest in the Joint Venture was acquired in exchange for preferred stock which has been converted into an aggregate of approximately 13,895,000 shares of Common Stock. The consideration paid by the Company was determined by arm's length negotiations between the Joint Venture's owners and the Company. The Company has received an opinion from Chartered Capital Advisers, Inc., independent investment advisers, that the amount of stock issued as consideration is fair to the Company and its stockholders from a financial point of view. The valuation of JCF's contribution to the Joint Venture was determined in accordance with PRC laws and regulations by the Jinan State Asset Appraisal Bureau, an agency of the government of the PRC. Further information regarding these transactions can be found in the Company's Current Report on Form 8-K filed February 7, 1997 as amended April 8 and 22, 1997.


         The Company was incorporated under the laws of the State of Delaware on May 5, 1988 under the name Bureau of Electronic Publishing, Inc.. In June 1997, its name was changed to Pacific Chemical, Inc. The executive offices of the Company are located at 745 Alexander Road, Princeton, New Jersey 08540 and its telephone number is (609) 514-1600.

                                 RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ANALYZING THIS OFFERING:

Risks Pertaining to the Joint Venture

Requirement of and Need for Additional Financing


         Based upon the Joint Venture Agreement dated February 9, 1996, between the Company's predecessor and JCF, the Company must pay $14,995,000 in cash (the "Deferred Purchase Price"), as its capital contribution for its 51% of the equity interests in the Joint Venture. Under the Sino-foreign joint venture laws of the PRC, this capital contribution must be paid within three years of the formation of the joint venture. To date, the Company has paid $2,500,000 of the Deferred Purchase Price. The Company does not currently have the resources to pay the remainder of the Deferred Purchase Price and must seek external financing through a public or private sale of its securities. To date, the

Company has not made any firm arrangements to secure such external financing of the Deferred Purchase Price. If the Company is unable or unwilling to finance the Deferred Purchase Price in a complete and timely manner, the Company may forfeit its equity ownership in the Joint Venture. Given the substantial risks and uncertainties of such financings, there can be no assurance that the Deferred Purchase Price will be financed and/or paid nor that it will be done so in a complete and timely manner. In particular, recent well-publicized financial turmoil in other East Asian nations may impede the Company's ability to raise such funds even though these events have not materially impacted the Company's business as of the date of this Prospectus. Moreover, the Joint Venture may request that the Company aid it in the future in the negotiated financing of further expansions of the Joint Venture operations. All of these future required and negotiated financings may have a dilutive effect upon the Company's existing investors at the time of those financings. See "Risks Pertaining to China -- Economic Environment."


Limited Operating History

         The Company currently has no revenues or material assets other than through its interest in the Joint Venture which became an operating business only in January 1997 when it acquired the assets of JCF's No. 1 Plant. The Company's business is entirely contingent upon the successful financing of the Deferred Purchase Price and the success of the Joint Venture's business. Both the financing and the future course of the Joint Venture's business are highly uncertain and face substantial foreseen and unforeseen risks. There can be no assurance that either will be successful.

Competition


         There are numerous competing firms which are or may become engaged in the same or similar business as the Joint Venture. Although the Joint Venture is a major producer in the PRC's chemical fiber industry, there are domestic and international competitors which are substantially larger. These include Amoco Corporation, which is the largest supplier of PTA worldwide, and two other major manufacturers of PTA in the PRC, Yizhen Petrochemical and Jingshan Petrochemical. The Joint Venture expects to continue to encounter intense competition from these and other companies, some of which may have far greater financial and other resources and have more extensive and/or efficient facilities than the Joint Venture. This intense competition may have a material adverse effect upon the Joint Venture and the Company.


Cyclicality; High Volatility of Product and Raw Material Pricing; No Assurance of Continued Growth


         The chemical fiber raw materials industry is characterized by very high levels of cyclicality and product price volatility. Worldwide supply and demand characteristics for the Joint Venture's products may change substantially in a short period of time. Accordingly, market prices for the Joint Venture's products may fluctuate dramatically. If product pricing falls, whether with or without offsetting factors such as corresponding decreases in the basic raw material prices used to make the Joint Venture's products, there may be a material adverse effect upon the performance of the Joint Venture and the Company. The price of those more basic raw materials and other factors, such as energy, used by the Joint Venture to make its products fluctuate significantly and may have a material negative impact on results from operations if they rise.


         The market for JCF's products and those of other manufacturers of downstream polyester products are also highly cyclical and may impact demand for the Joint Venture's products. Moreover, as industrial commodities used in the downstream Chinese textiles industry, the Joint Venture's business is also dependent upon favorable market and export conditions for Chinese textiles which may be impacted by supply and demand and political factors among others. All of these factors may have substantial negative impact upon the Company's operating results and financial condition. See also "Risk Factors -- Risks Pertaining to China -- Recent Political Developments; Dependence Upon Favorable Export Conditions."



         The Company does not currently have any plans, proposals, arrangements or understandings with respect to any significant acquisitions, nor does it have any criteria or standards for entities or businesses which it might seek to acquire. The Company does not have any policy which would exclude acquisition or other transactions with related parties. See also "Overlapping Roles and Potential Conflicts of Interest of Officers; Other Potential Conflicts of Interest."

Dependence Upon Single Large Affiliated Customer

         Currently, the Joint Venture is entirely dependent upon a single large customer, JCF, for almost all of the sales of its chemical fiber raw material product. As stipulated in the Joint Venture Agreement, the Joint Venture is obligated to supply JCF with a large majority of its production capacity. If any event were to disrupt, decrease or prevent the sale of raw materials to JCF, it may have a material adverse impact upon the business, prospects and financial condition of the Company. There can also be no assurance that other buyers could be found or would be allowed to purchase any unsold Joint Venture products. Moreover, the supply arrangement with JCF may limit the Joint Venture's flexibility in establishing long-term contracts or similar arrangements with other potential customers.

Dependence Upon A Single Product


         The Joint Venture currently produces only one product, purified terephthalic acid ("PTA"). The Joint Venture's business is entirely dependent upon the supply and demand characteristics and other factors impacting this one product. The risks associated with a single product company are generally far greater than a multiple product provider. In the event of a negative environment for the production or sale of PTA, the Joint Venture and the Company may be impacted by disproportionately high negative effects upon their prospects, results from operations and/or financial condition.

Overlapping Roles and Potential Conflicts of Interest of Officers; Other Potential Conflicts of Interest

         The future success of the Company is highly dependent upon several key executive officers at the Joint Venture, JCF, and the Company. At the Company, Jao Shun Pan, has been a key architect of the acquisition of the Company's interest in the Joint Venture. He will play a critical role in the future management and administration of the Company.

         Several other officers simultaneously hold key executive positions at the Company, the Joint Venture, and JCF. They include Jin Shan, President of JCF, Chairman of the Board and president of the Joint Venture, who has been nominated to serve in the same capacities at the Company and also owns a majority of the Company's Common Stock; Li De Yuan, who is Vice Chairman-elect and secretary of both the Company and the Joint Venture and Vice President at JCF; Fan Jia Lin, who serves as a Vice President at the Company, the Joint Venture and JCF; and Wang Yue De, who will serve as a Vice Chairman of the Company and the Joint Venture and is a Vice President at JCF. There are many potential conflicts of interest given the overlapping roles of these executive officers across the companies. Although these officers intend to safeguard and represent the interests of each party, there can be no assurance that they will be able or inclined to do so in any or all situations. Moreover, there may be many situations where it is difficult or impossible to balance conflicting interests. The executive officers may exercise substantial and wide-ranging latitude in their decision-making. There can be no assurance that such judgments will not have material adverse impact upon the Company's business or prospects.

         Further, JCF owns 49% of the Joint Venture and affiliates of JCF currently own a majority of the outstanding Common Stock of the Company. As noted above, many of the Joint Venture and Company's officers and directors are also affiliated with JCF. The Joint Venture Agreement provides that major issues must be approved by two-thirds of the Board of Directors of the Joint Venture. Since JCF has the right to nominate three of the seven directors, the directors nominated by JCF will be able to block actions on major issues by the directors of the Joint Venture nominated by the Company. Therefore, JCF will be a position to substantially influence the business of both the Company and the Joint Venture. JCF may use this influence to obtain favorable pricing for the Joint Venture's products, discourage the development of profitable business with JCF's competitors, and otherwise favor JCF's interests where they may conflict with the interests of the

Company or the Joint Venture.


         JCF is also the Joint Venture's principal customer. Although the business relations between the Joint Venture and JCF are contractually governed, JCF may nonetheless exert considerable influence on the Joint Venture due to the Joint Venture's dependence on JCF as its primary customer. The Company does not have any policy which would exclude any other acquisition or other transactions with related parties. In the event that such a transaction were contemplated, the Board of Directors would require the review and approval of such a transaction by disinterested directors. See also "Dependence Upon Single Large Affiliated Customer."


Dependence Upon Key Employees


         Should any of the key officers referred to in the foregoing section at the Company, the Joint Venture, or JCF cease to be affiliated with their respective organizations before qualified replacements are found, there could be a material adverse effect on the Company's business and prospects. The Company has no "key man" insurance for its key officers and has no plans to obtain such insurance because it is not generally available in the PRC. There can be no assurance that the Company will be able to retain or hire replacements for such necessary personnel.


Environmental and Safety Liability Exposure


         Although the Joint Venture's management believes that the Joint Venture adheres to Chinese laws and industry practices with regards to environmental and safety issues, there can be no assurance that material adverse impact will not arise from such issues given the inherent liabilities associated with the industrial chemicals and petrochemicals industry. Management believes that the Joint Venture's historical record on such issues is similar to other large Chinese industries. If there is a shift in the legislation, implementation, interpretation or enforcement of environmental and/or safety laws or practices, there may be material adverse effect upon the business prospects and financial condition of the Company. These changes may result from internal or external political or economic pressures. The Joint Venture does not carry any insurance for safety liability risks and has no plans to obtain such insurance because it is not generally available in the PRC. See also "Risk Factors -- Risks Pertaining to China -- Political Environment" and "Risk Factors -- Risks Pertaining to China -- Legal Environment."


No Anticipated Dividends


         The Company has not paid any dividends to date. For the foreseeable future it is anticipated that earnings which may be generated from operations of the Company, if any, and the Joint Venture will be used to finance the growth of the Company. Therefore, it is not expected that cash dividends will be paid to stockholders. See "Risk Factors -- Risks Pertaining to China -- Currency Conversion and Exchange Rate Risks; Impact on Foreign Obligations Including the Payment of Dividends, If Any."


No Cumulative Voting; Retention of Control by Current Stockholders


         The Company's certificate of incorporation does not provide for cumulative voting in the election of directors. Various affiliates of JCF own a large majority of the Company's outstanding shares of Common Stock and are in a position to elect the Board of Directors and otherwise control the Company. See "Overlapping Roles and Potential Conflicts of Interest of Officers; Other Potential Conflicts of Interest."


Effect of Issuance of Preferred Stock


         Certain provisions of the Company's Certificate of Incorporation allow the Company to issue Preferred Stock with voting, liquidation and dividend rights senior to those of the Common Stock without the approval of the Company's stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding stock of the Company and result in the dilution of the value of the then current stockholders' Common Stock. As of the date hereof, the Company has outstanding 19.5 shares of Series B Preferred Stock. Each share of Series B Preferred Stock has 100,000 votes per share and votes with the Common Stock as one class. The Company has no present plans to issue any other shares of Preferred Stock with supervoting rights.


Maintenance Criteria for Nasdaq Securities; Penny Stock Rules


         The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the Small-Cap Market. To maintain its listing on the Nasdaq Small-Cap Market, the Company must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have: (1) net tangible assets of at least $2,000,000, (2) a market capitalization of $35,000,000 or (3) net income in at least two of the last three years of $500,000. The Company must also maintain a public float of at least 500,000 shares with a market value of at least $1,000,000, at least 300 holders, a minimum bid price of $1.00 per share and at least two market makers. If the Company's securities fail to maintain Nasdaq Small-Cap Market listing, the market value of the Common Stock likely would decline and purchasers likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.



         In addition, if the Company fails to maintain Nasdaq Small-Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their shares.


Risks Pertaining to China

         The Joint Venture conducts its operations in the PRC and accordingly is subject to special considerations and significant risks and uncertainties not typically associated with investments in equity securities of companies doing business primarily in the United States and Western Europe. These include risks and uncertainties associated with, among others, the political, economic and legal environments and foreign currency exchange.

Political Environment


         The recent political and economic history of the PRC has been characterized by volatility and dramatic change. Although the PRC is in a transitional period from a planned economy to a "socialist market economy," five-year plans adopted by the PRC government continue to set out the political and economic development goals to be fulfilled nationwide. Moreover, differing political and economic agendas among provinces has led to uncertain policy definitions with regard to many issues of commerce and the economy. Any measures by the many different levels of government to change economic and/or political reform policies may have an impact on the prospects of the Company.


         In addition, the Joint Venture's results may be adversely affected by changes in the political and social conditions in the PRC and by, among other things, changes in governmental policies with respect to laws and regulations, inflationary control measures, currency conversion and remittance abroad, and rates and methods of taxation.

While the PRC government is expected to continue its economic reform policies, many of the reforms are new or experimental and may be refined or changed. It is also possible that a change in the PRC government leadership could lead to changes in economic policy. It is impossible to foresee the impact of these and other political changes upon the Company.

Recent Political Developments; Dependence Upon Favorable Export Conditions

         Recent and upcoming political issues which may substantially and negatively impact the real and perceived valuation of PRC-related companies such as the Company include, but are not limited to, the recent Chinese military exercises near Taiwan, accusations against the PRC of unfair trade practices and loose intellectual property law enforcement made by the United States and other countries, the upcoming annual review of the PRC's Most Favored Nation status by the U.S. government, the PRC's attempt to gain membership and influence in international institutions such as the General Agreement on Tariffs and Trade and the World Trade Organization, potential changes in leadership given the old age of many current PRC government leaders, etc. Trade disputes and disruptions may have a material adverse effect upon the Company's business and prospects given the importance of exports to the Chinese textiles industry to which the Joint Venture supplies its products.

Economic Environment

         The economy of the PRC differs significantly from the United States economy in many respects, including its structure, level of development, form and character of capital investment, growth rate, degree and character of government involvement, approach to resource allocation, degree of self-sufficiency, rate of inflation and balance of payments. The adoption of economic reform policies since 1978 has resulted in a gradual reduction in the role of government in the allocation, management and pricing of resources, an increased emphasis on the utilization of market forces and rapid growth of the PRC's economy. However, such growth has been uneven among various regions of the country and among various sectors of the economy.

         The Chinese economy is undergoing restructuring from a rigid, centralized planned economy to a mixed economy, i.e., one which mixes socialism with some level of private economic activity. In connection with the economic restructuring, substantial power has, unofficially, been seceded to provincial politicians to implement economic strategy. A by-product of the economic restructuring and provincial autonomy has been the creation of a new class of managers and entrepreneurs who have a measure of authority to manage businesses in a fashion which will allow them to grow and to function and compete in international markets. Action by the central government of China which retracts some of the power tacitly accorded to provincial officials or which has an adverse effect on economic conditions in China affecting either industry or management, could, in turn, result in a material adverse effect upon Chinese industry including the operations or administration of the Joint Venture.

         In recent years, the PRC economy has experienced periods of rapid economic expansion and high rates of inflation, which have led to the adoption by the central government, from time to time, of various inflation control measures designed to regulate growth and contain inflation. High inflation may cause the government to take other actions which could inhibit economic activity in the PRC and may thereby adversely affect continued economic growth. Such actions could have a material adverse effect on the Company's results of operation, financial condition and/or expansion plans.


         In recent months, the economies of a number of East Asian nations have experienced serious financial crises, including significant currency devaluations, stock market declines, and failures of financial institutions. While it is not clear as of the date of this Prospectus what the impact of these events will be on the economy of the PRC, there is a possibility that the financial turmoil in the PRC's East Asian neighbor nations could extend to the PRC. Further, even if the PRC economy does not directly suffer from the same problems, these events could have an indirect negative impact on the PRC economy due to decreases in foreign investment and consumption, and increased competition for remaining export trade to developed nations.


Developing Legal System

         The PRC's legal system is based upon written statutes under which prior decisions may be cited as authority but do not have binding precedential effect. The PRC's legal system is relatively new, and the government is still in the process of developing a comprehensive system of laws, a process that has been ongoing since 1979. Considerable progress has been made since then in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. Such legislation has enhanced the protection afforded to foreign investors. However, experience with respect to the implementation, interpretation, and enforcement of such laws is limited. Thus, the application and enforceability of laws remain uncertain.

         As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign businesses, including the Company. The uncertainties faced by foreign businesses are exacerbated by the fact that many laws, regulations and decrees are not publicly available, but merely circulated internally within government bodies. Such laws may negatively impact Chinese industry, Chinese relations with foreign countries or companies, the Joint Venture and/or the Company.

Currency Conversion and Exchange Rate Risks; Impact on Foreign Obligations Including the Payment of Dividends, If Any


         The PRC's central government imposes control over its foreign currency reserves through control over imports and through direct regulation of the conversion of its national currency into foreign exchange. All foreign exchange transactions involving Renminbi ("RMB"), the Chinese unit of currency, (which is not freely convertible), must take place either through the Bank of China or other institutions authorized to buy and sell foreign exchange, or at an approved foreign exchange adjustment center (known as a "swap center"). Except for exchange rates determined in swap centers, the Chinese government, through the State Administration for Exchange Control, artificially fixes the rate of exchange between the Renminbi and foreign currencies. The government changes the fixed rate of exchange from time to time, with changes in the past ten years constituting a consistent devaluation of the Renminbi against the U.S. Dollar. Inability to exchange Renminbi for foreign currency at swap centers or a severe devaluation of the Renminbi against the Dollar may have a material adverse effect upon the Company's actual and/or reported operating results.


         The Joint Venture expects that substantially all of its revenue will be denominated in Chinese Renminbi. A portion of the future profits of the Joint Venture may need to be converted to other currencies to meet foreign obligations including the payment of dividends declared, if any. Both the conversion of Chinese Renminbi into foreign currencies and the remittance of foreign currencies abroad require PRC government approvals.

         No assurance can be given that the Joint Venture will be able to continuously convert sufficient amounts of foreign currencies in the PRC's foreign exchange markets in the future to meet any foreign obligations including the payment of any dividends.

Volatility of Exchange Rates

         There has been significant volatility in the exchange rates of Renminbi to U.S. Dollars in recent years. Over the last five years, the Renminbi has experienced a gradual but significant devaluation against most major currencies. In 1993, there was significant volatility in the U.S. Dollar-Renminbi swap rate. The January 1, 1994 establishment of the unitary exchange rate system produced a significant devaluation of the Renminbi from $1.00 to Rmb 5.7 to approximately US$1.00 to Rmb 8.3. The U.S. Dollar-Renminbi exchange rate has been relatively stable since January 1, 1994.

         However, the rates at which exchanges of Renminbi into U.S. Dollars may take place in the future may vary. Any devaluation of the Renminbi against the U.S. Dollar may have a material adverse effect upon the Company's reported and actual revenues.

                                 USE OF PROCEEDS


         Should all the options and warrants held by Selling Security Holders for which the underlying Common Stock is being registered be exercised, the net proceeds to the Company would be approximately $6,600,000 after deducting expenses of the offering estimated at $30,000. All such proceeds will be added to the Company's working capital. The Company has not made any specific allocations as to the use of any such proceeds. The Company is exploring plans to expand the Joint Venture's production capability to include the manufacture of polyester. However, no definitive arrangements or commitments have been made in this connection. Prior to expenditure, the proceeds will be invested in short-term interest bearing securities or money market funds. Any income from such investments will also be added to working capital. There can be no assurances that the Company will receive any proceeds from the exercise of the options and warrants and not all options and warrants may be exercised which could result in the proceeds of this offering to the Company being minimal. The Company will not be entitled to the proceeds of any shares of Common Stock which are sold by the Selling Security Holders. To meet its long-term objectives, the Company will be required to generate significant revenues from operations or to obtain additional financing.


                           SELLING SECURITY HOLDERS

         The securities being offered hereby are for the accounts of the following persons. Except as otherwise indicated, none of the Selling Security Holders is an officer or director of the Company or would own in excess of 1% of the Company's outstanding Common Stock after the completion of this offering.


                                                             Number of Shares       Number of Shares to be
             Stockholder                                        to be sold           Owned After Offering
             --------------------------------------------------------------------------------------------
American Friends of Yeshivath Meor Hatalmud                         666                         0
Sam/Yael Ash                                                        833                         0
Nachum Barnetsky                                                  1,000                         0
Joanne Bertolini                                                  8,333                         0
Bnos Bais Yaakov                                                    333                         0
Naomi Bodner                                                     66,666                         0
The Boston Group, L.P.                                          130,000                         0
Frank Brosens                                                   166,666                         0
Anthony Broy                                                      6,666                         0
C & F Global Enterprises, Inc.                                    2,666                         0
Clearwater Capital Limited                                      631,244                         0
David E. Cohen                                                    3,720                         0
Eli D. Cohen                                                      3,720                         0
Leon E. Cohen                                                     3,720                         0

Ronnie E. Cohen                                                   3,720                         0

Commercial Property Network, Inc.                                 8,000                     8,000
Dolphco Partners                                                 14,880                         0
Duck Partners, L.P.                                              66,666                         0
Ritchie Dweck                                                     3,571                         0
Elliott Eisenberg                                                25,000                     3,333
Eric R. Elliot                                                    1,333                     1,333
Bryan I. Finkel (1)                                              66,666                         0
Rita Folger                                                       1,333                    90,606
Paul F. Glenn, trustee                                           16,666                         0
Paul F. Glenn Revocable Trust
Shea Goldenberg                                                     333                         0
Judith S. Grossman, trustee                                       2,000                         0
Walter S. Grossman Trust F/B/O
Carrie Elizabeth Grossman
Judith S. Grossman, trustee                                       2,000                         0
Walter S. Grossman Trust F/B/O
Lisa Daron Grossman
Walter S. Grossman                                               33,327                         0
Howard-Sloan-Kollor Group                                           562                         0
HPCB, L.P                                                        12,166                         0
Laura Huberfeld                                                  66,666                         0
Philip Huberfeld                                                    666                         0
Hull Overseas, Ltd.                                              41,666                         0
Aaron Lehman                                                      1,666                     1,666
Chanie Lerner                                                    28,333                         0
Limage Financial Investments                                     41,666                         0
Lincoln Street Partners                                          78,333                         0
David Lowy                                                          666                         0
Millenco, L.P.                                                   41,666                         0
Morgan L. Miller                                                  1,000                         0
Mirrer Yeshiva Central Institute                                    666                         0
Newark Sales Corporation                                         21,333                         0
Jules Nordlicht                                                  62,500                         0
Northgate Group Limited                                         182,655                    40,000
Ohr Somayach Tanenbaum Educational Center                           666                         0
Olive Tree Holdings Inc.                                         25,000                         0
Olympia Partners                                                  5,333                         0
Pharos Fund Limited                                              16,666                         0
Nochem Pinson                                                       333                         0
Nicholas Ponzio                                                  45,833                         0
Lawrence Poster                                                     562                         0
Charles Potter                                                    3,333                         0
Preston Financial Limited (2)                                   157,811                   179,553
Jeffrey Rubin                                                     1,333                         0
Wayne Saker                                                       8,333                         0
Saleslink Ltd.                                                   22,333                         0
Todd D. Savitt                                                    1,666                         0
Jerome D. Schwartz                                                2,666                         0
William Slapin                                                      833                       833
Brent Subkowsky (3)                                              15,596                         0
Neil Sullivan                                                     2,666                         0

Thieme Fonds                                                     20,832                         0
Vaad Le'Orer Yeshainim                                              666                         0
Peter Waltman                                                     2,666                         0
Edwin L. Weisl, Jr.                                               2,000                         0
Wexford BEPI LLC                                                133,333                         0
Sarabeth Margolis Wizen                                           1,000                         0

--------------------

(1) Mr. Finkel is a member of the Company's Board of Directors.

(2) Assuming the sale of all securities included herein, after completion of this offering Preston Financial Limited would own approximately 1.04% of the Company's outstanding Common Stock.

(3)  Until August 1997, Mr. Subkowsky was the Company's Controller.

                             PLAN OF DISTRIBUTION

         The securities are being offered for the respective accounts of the Selling Security Holders. The Company will not receive any proceeds from the sale of any securities by the Selling Security Holders, although it will receive proceeds from the exercise of warrants and options by the Selling Security Holders.

         The sale of securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         The Selling Security Holders and any broker-dealers who act in connection with the sale of the securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and profit on any sale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                     EXPERTS

         The financial statements and schedules as of December 31, 1996 and 1995 have been incorporated by reference herein and in the registration statement in reliance upon the reports by Arthur Andersen LLP and Arthur Andersen & Co., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger's wife owns 90,606 shares of the Company's Common Stock and warrants to acquire 1,333 shares.

                               MATERIAL CHANGES

         There have been no material events in the Company's affairs since the filing of its most recent quarterly report on Form 10-QSB on August 19, 1997.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 1-13890.


         (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
         (2) Quarterly Report on Form 10-QSB for the six months ended June 30, 1997.
         (3) Quarterly Report on Form 10-QSB for the nine months ended
             September 30, 1997.
         (4) Current Report on Form 8-K filed February 7, 1997 as amended
             April 8 and 22, 1997.
         (5) The section entitled "Description of Securities " in the Company's Registration Statement on Form 8-A declared effective on August 11, 1995.


         In addition, any amendments to such document and all other reports, proxy statements and other documents of the Company hereafter filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing of each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                               INDEMNIFICATION

          The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. Delaware law allows the elimination or limitation of personal liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law relative to unlawful payment of dividends stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             ADDITIONAL INFORMATION

         This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                            PACIFIC CHEMICAL, INC.

                       2,325,398 Shares of Common Stock

                            ----------------------

                                  PROSPECTUS

                            ----------------------


                            December _____ , 1997

                                   PART II

                    Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee  .......................        $ 9,425
Blue Sky fees and expenses ....................................          1,500
Legal fees and expenses .......................................         14,000
Accountant's fees and expenses ................................          4,000
Miscellaneous .................................................          1,075
                                                                        ------
                 Total ........................................        $30,000


Item 15.  Indemnification of Directors and Officers.

          The Company has entered into agreements with each director in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

          The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

         A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under ss.174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

   "Section 145. Indemnification of officers, directors, employees and agents; insurance.

   (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

   (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

   (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

   (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

   (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.


Exhibit No.                    Description
-----------                    -----------
(5)                            Opinion of Oscar D. Folger *
(23)(a)                        Consent of Oscar D. Folger *
(23)(b)                        Consent of Arthur Andersen, LLP
(23)(c)                        Consent of Arthur Andersen & Co.



*  Previously filed.


Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the ____ 17th day of ____ December 1997.


                                                 Pacific Chemical, Inc.

                                                 By: /s/ J. S. Pan
                                                 ------------------------
                                                 J. S. Pan, CFO and Director

                              POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints J.
S. Pan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                             --------------------

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature               Title                                      Date
-------                 -----                                      ----
/s/ J. S. Pan           Vice President, Principal Financial        12/17/97
-------------           and Accounting Officer) and Director
J. S. Pan

/s/ Bryan I. Finkel     Director                                   12/18/97
-------------------
Bryan I. Finkel